EXHIBIT 99.1

FOR IMMEDIATE RELEASE	May 16, 2005

PROPEX FABRICS INC. ANNOUNCES FIRST QUARTER 2005

FINANCIAL RESULTS

Austell, Georgia, May 16, 2005 – Propex Fabrics Inc. today announced first quarter 2005 financial results.

Business Combination

Prior to December 1, 2004, we were owned by BP p.l.c. and operated under the name of Amoco Fabrics and Fibers Company in the U.S. and other names in our international locations. We were acquired by an investor group that includes investment entities affiliated with The Sterling Group, L.P., Genstar Capital, L.P., and Laminar Direct Capital, L.P., BNP Paribas Private Capital Group, through Paribas North America Inc., certain members of our senior management and certain other investors on December 1, 2004, and became a stand-alone company operating under the name Propex Fabrics Inc.

The following table presents supplemental pro forma information for each of the three months ended March 31, 2005 and 2004 as if the acquisition had been completed as of the beginning of each respective period. Pro forma adjustments are based on preliminary estimates and assumptions and include the impact of:

•	The conversion from LIFO to FIFO accounting;

•	Postretirement benefit cost reductions due to BP retaining liability for the current retiree eligible employees and our limiting the remaining plan;

•	Pension cost reductions due to BP retaining certain German pension liabilities;

•	Reduced depreciation resulting from purchase accounting adjustments to reduce the value of long- lived assets resulting from the allocation of negative goodwill;

•	Amortization of the new non-compete agreement between us and BP and other intangibles newly created as a result of the acquisition; and

•	Substitution of the new debt structure in place of the prior affiliate debt.

	For the three months ended March 31,
	(dollars in millions)
	2005	2004	% Increase/ (Decrease)
Income before income taxes	$5.3	$4.9	8.2%
Interest expense	5.1	1.5	240.0%
Depreciation and amortization	4.5	5.8	(22.4)%
Pro forma adjustments	—	5.2	—

Pro forma income before interest, income taxes, depreciation and amortization (Pro forma EBITDA)(a)	$14.9	$17.4	(14.4)%

(a)	– Pro forma EBITDA is defined as income before interest expense, income taxes and depreciation and amortization. Pro forma EBITDA is not a measure of performance under GAAP. We believe that pro forma EBITDA is commonly used by investors and analysts to measure a company’s ability to service its debt. Management uses EBITDA and pro forma EBITDA to monitor our operating performance, and financial ratios in our new credit facility are based on EBITDA. However, pro forma EBITDA does not represent, and should not be used as a substitute for net income or cash flows from operations as determined in accordance with GAAP, and pro forma EBITDA is not necessarily an indicator of whether cash flow will be sufficient to fund our cash requirements. In addition, our definition of EBITDA may differ from those of other companies.

2005 results include certain stand-alone and other costs not included in the 2004 results, as elaborated in the below discussion. The 2005 interest expense relates to our new $150 million 10% Senior Notes due 2012, the $110 million Senior Secured Term Loan due 2011 and amounts drawn under the Revolving Credit Facility due 2009.

Revenue

Total revenue increased by 14.9% in the first quarter of 2005 to $161.5 million. The increase in North American furnishings revenue in the first quarter of 2005 was primarily due to higher U.S. selling prices in both the carpet backing and furniture and bedding product lines. We experienced significantly higher volumes across industrial fabrics products, particularly in our packaging product line. The Europe geographic region experienced revenue growth in the first quarter of 2005 as a result of higher prices offset by lower carpet industry volumes. Brazilian net revenue increased primarily as a result of increased selling prices and strengthening of the Brazilian real versus the U.S. dollar.

The following table summarizes revenue performance in the first quarter of 2005 versus the first quarter of 2004:

	Quarter Ended March 31,
	(dollars in millions)
Net revenue	2005	2004	% Increase
North America
Furnishings	$95.6	$85.2	12.2%
Industrial Fabrics	32.0	23.0	39.1%
Europe	25.0	24.6	1.6%
Brazil	8.9	7.7	15.6%

Total net revenue	$161.5	$140.5	14.9%

Cost of Sales

Cost of sales increased 12.4% from $121.6 million in the first quarter of 2004 to $136.7 million in the first quarter of 2005. The increase in cost of sales primarily reflects the significant increase in the cost of polypropylene, along with a $3.4 million expense related to the amortization of purchase accounting related inventory fair value adjustments. These additional costs were partially offset by lower postretirement benefits, the absence of a LIFO adjustment expense, lower depreciation and lower non-recurring charges. As a percentage of net revenue, cost of sales decreased from 86.5% in the first quarter of 2004 to 84.6% in the first quarter of 2005. Notwithstanding our ability to pass along the majority of the increased resin costs, raw materials still increased as a percentage of our overall cost of sales and revenue.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased from $12.8 million in the first quarter of 2004 to $14.5 million in the first quarter of 2005. As a percentage of net revenue, selling, general and administrative expenses were 9.1% in the first quarter of 2004 and 9.0% in 2005. In North America, administrative costs increased during the first quarter of 2005 due to the amortization of intangible assets established under purchase accounting, and the inclusion of certain stand-alone costs such as insurance costs and one-time acquisition accounting costs. In 2004, BP corporate cost allocations were treated as a reconciling item and excluded from segment results. Included within selling, general and administrative expenses is our research and development expense, which totaled $1.7 million in the first quarter of 2004 and the first quarter of 2005.

Income Before Interest and Taxes

Total income before interest and taxes increased 64.5% in the first quarter of 2005 to $10.2 million from $6.2 million in the first quarter of 2004. North America furnishings segment income decreased from $9.9 million in the first quarter of 2004 to $9.0 million in the first quarter of 2005 primarily due to lower sales volumes in both our carpet backing and furniture and bedding product lines and an increase in certain stand-alone administrative costs. North America industrial fabrics segment income improved from a $2.0 million loss in the first quarter of 2004 to $0.6 million of income in the first quarter of 2005, primarily due to higher sales volumes, higher sales prices and significant reductions in fixed costs resulting from cost reduction and efficiency improvement activities. Europe segment profit decreased from $0.3 million of income in the first quarter of 2004 to a loss of $0.1 million in 2005 principally as a result of a sales volume decreases and increasing raw material costs partially offset by a decrease in selling, general and administrative costs. Brazil segment income decreased from $1.5 million in the first quarter of 2004 to $0.8 million in the first quarter of 2005 reflecting higher fixed manufacturing costs partially offset by increased unit profitability from an improved product mix with a greater focus on higher margin products.

	Quarter ended March 31,
	(dollars in millions)
Segment Income	2005	2004	% Increase / (Decrease)
North America
Furnishings	$9.0	$9.9	(9.1)%
Industrial Fabrics	0.6	(2.0)	(b	)
Europe	(0.1)	0.3	(b	)
Brazil	0.8	1.5	(46.7)%

Segment income	$10.3	$9.7	6.2%
Reconciling items:
LIFO expense	0.0	2.4	(b	)
Parent costs (a)	0.0	1.2	(b	)
Other (income) expense	0.1	(0.1)	(b	)

Income before interest and taxes	$10.2	$6.2	64.5%

(a)	– Represents BP corporate cost allocations prior to the acquisition.
(b)	– Percentage change not meaningful.

Selected Financial Data

The following table provides a comparison of income before income and taxes, income before income taxes and net income:

	For the quarter ended March 31,
	(dollars in millions)
Selected financial data	2005	2004	% Increase/ (Decrease)
Income before interest and taxes	$10.2	$6.2	64.5%
Interest expense, net	4.9	1.3	276.9%

Income before income taxes	5.3	4.9	8.2%
Income taxes	2.1	0.9	133.3%

Net Income	$3.2	$4.0	(20.0)%
Sales volumes (million square yards)	636.9	671.1	(5.1)%

Unit net spread, $/square yard (a)	$0.133	$0.131	1.5%

(a)	– Unit net spread is defined as revenue less raw material cost on a per square yard basis.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words “believes,” “anticipates,” “forecast,” “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Propex Fabrics Inc. claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; and other risks identified in Propex’s SEC reports and public announcements.

The Company has been engaged in the textile industry since 1884 and formerly operated under the name Amoco Fabrics and Fibers Company in the U.S. and by other names in international locations, also known as the BP Fabrics and Fibers Business, from 1968 until December 1, 2004, and since then as Propex Fabrics Inc.